Exhibit 99(a)

For immediate release:	Contact:
June 23, 2005	Paul Fitzhenry
212-733-4637

PFIZER TO PURCHASE UP TO $5 BILLION OF COMMON STOCK

Board Declares 19 Cent Third-Quarter Dividend

NEW YORK, June 23 – The Board of Directors of Pfizer Inc today authorized a new program to purchase up to $5 billion of the company’s common stock. The company said it expects the purchases to be made from time to time in the open market or in privately negotiated transactions.

Common stock acquired through the buyback program will be available for general corporate purposes. The company recently completed a $5 billion share repurchase program authorized by the Board of Directors in October 2004.

“This new buyback program capitalizes on Pfizer’s financial and operational strength to increase shareholder value,” said Hank McKinnell, Pfizer’s chairman and chief executive officer.

Separately, the Board declared a dividend on the company’s common stock of 19 cents per share for the third quarter of 2005 payable on September 6, 2005 to shareholders of record on August 12, 2005. The third-quarter 2005 cash dividend will be the 267th consecutive quarterly dividend paid by Pfizer, and 2005 marks the 38th consecutive year of quarterly dividend increases for Pfizer shareholders.

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